Exhibit 99.1

For further information:

David A. Crittenden

Chief Financial Officer

DCrittenden@goutsi.com

(586) 467-1427

Universal Truckload Services, Inc. Reports 2015 Financial Results

Warren, MI – February 25, 2016 — Universal Truckload Services, Inc. (NASDAQ: UACL) today reported 2015 consolidated net income of $40.0 million, or $1.37 per basic and diluted share, on total operating revenue of $1.13 billion.  Net income in the fourth quarter of 2015 totaled $9.3 million, or $0.33 per basic and diluted share, on total operating revenue of $286.0 million.  This compares to $10.5 million of net income on total operating revenue of $302.5 million in the fourth quarter of 2014.

Operating revenues from transportation services decreased $17.7 million, or 9.1%, to $177.5 million in the quarter ended December 31, 2015, from the comparable period one year earlier, due partially to a 7.7% year-over-year decrease in loads and a 1.4% decrease in average operating revenues per load, excluding fuel surcharges.  Value-added services revenues increased $1.7 million in the most recent quarter.  Revenues from intermodal services declined 1.1%, to $37.0 million from $37.4 million in the fourth quarter of 2014.

As we previously announced, demand for Universal’s transportation and logistics services broadly met fourth quarter 2015 expectations.  Revenues from those operations included in our transportation segment decreased $25.3 million, or 12.4%, to $178.6 million in the quarter from $203.9 million one year earlier.  $10.2 million of the decline relates to reduced fuel surcharges, triggered by lower oil prices.  Revenues from our logistics segment increased $8.7 million, or 8.8%, to $107.2 million in the quarter ended December 31, 2015 compared to $98.5 million in the fourth quarter of 2014.  Growth in our logistics segment is the result of solid continuing demand from automotive customers and from new operating locations, which were partially offset by slowing demand from heavy truck and selected industrial customers.

Income from operations totaling $18.5 million in the fourth quarter of 2015 was comparable to one year earlier, despite the $16.5 million decline in total operating revenues.  Expressed as a percentage of operating revenue, income from operations increased to 6.5% in 2015 fourth quarter, compared to 6.2% in 2014 fourth quarter.  Net income and earnings per share also reflects a non-cash charge of approximately $0.8 million after tax related to our December 2015 refinancing of outstanding indebtedness.

Jeff Rogers, our chief executive officer, commented, “Universal’s 2015 financial performance was a mixed bag.  Our intermodal operations enjoyed a record year, and our value-added services operations enjoyed stable demand and growth in the number of operations and new projects as we ended the year.  In contrast, slack demand for flatbed and heavy haul truckload services, particularly from oil and gas exploration and steel customers, undercut progress toward our long term growth objectives.  Declining fuel surcharges due to lower diesel prices further impacted 2015 revenues from transportation services, further reducing our consolidated revenues.

“I currently expect slow-but-stable demand from our principal customers in 2016, with some weakness in demand for value-added services provided to heavy truck manufacturers.  Overall, the macro environment gives us a stable platform as we focus on growth opportunities, particularly in our value-added services pipeline and from our differentiated intermodal offering.”

Universal calculates and reports selected financial metrics in connection with lending arrangements, or to isolate and exclude the impact of non-operating expenses related to our corporate development activities.  These statistics are described in more detail below in the section captioned “Non-GAAP Financial Measures.”

As of December 31, 2015, we held cash and cash equivalents totaling $12.9 million and marketable securities totaling $13.4 million.  Outstanding debt at year end totaled $234.9 million and obligations pursuant to capital leases were valued at $2.0 million.

Universal Truckload Services, Inc. announced today that our Board of Directors has declared a quarterly cash dividend of $0.07 per share of common stock.  The dividend is payable to shareholders of record at the close of business on March 7, 2016 and is expected to be paid on March 17, 2016.  The Board of Directors also confirmed the appointment of Richard P. Urban, a director and member of our Audit Committee, as chairman of the Audit Committee, filling the vacancy created by the passing of Ted B. Wahby on December 5, 2015.

Conference call:

We invite investors and analysts to our quarterly earnings conference call.  During the call, Jeff Rogers, CEO,  and David Crittenden, CFO, will discuss Universal’s fourth quarter and full year 2015 financial performance, the demand outlook in our key markets, the impact of pricing, fuel surcharges and foreign currency changes on our revenues and profits, and other trends impacting our business.

Quarterly Earnings Conference Call Dial-in Details:

Time:	10:00 AM ET
Date:	Friday, February 26, 2016
Call Toll Free:	(866) 622-0924
International Dial-in:	+1 (660) 422-4956
Conference ID:	26586117

A replay of our conference call will be available two hours after the call through March 24, 2016, by calling (855) 859-2056 (toll free) or +1 (404) 537-3406 (toll) and using conference ID 26586117. The call will also be available on investors.goutsi.com.

About Universal:

Universal Truckload Services, Inc. is a leading asset-light provider of customized transportation and logistics solutions throughout the United States, and in Mexico, Canada and Colombia.  We provide our customers with supply chain solutions that can be scaled to meet their changing demands and volumes.  We offer our customers a broad array of services across their entire supply chain, including transportation, value-added and intermodal services.

Forward Looking Statements

Some of the statements contained in this press release might be considered forward-looking statements.  These statements identify prospective information.  Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described.  Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission.  The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Operating revenues:
Transportation services	$177,466	$195,210	$696,134	$769,308
Value-added services	71,535	69,837	285,258	284,496
Intermodal services	36,990	37,433	147,381	137,717
Total operating revenues	285,991	302,480	1,128,773	1,191,521

Operating expenses:
Purchased transportation and equipment rent	139,706	159,115	567,558	615,327
Direct personnel and related benefits	61,279	51,234	220,653	208,505
Commission expense	9,832	11,482	37,844	43,922
Operating expense (exclusive of items shown separately)	26,899	25,967	108,523	116,611
Occupancy expense	6,831	6,272	27,004	25,063
Selling, general and administrative	9,786	12,558	37,510	42,214
Insurance and claims	4,770	8,138	21,413	25,991
Depreciation and amortization	8,424	8,921	34,873	33,053
Total operating expenses	267,527	283,687	1,055,378	1,110,686
Income from operations	18,464	18,793	73,395	80,835
Interest expense, net	(3,359)	(2,096)	(9,180)	(8,183)
Other non-operating income (expense)	(17)	132	790	447
Income before provision for income taxes	15,088	16,829	65,005	73,099
Provision for income taxes	5,782	6,310	25,004	27,729
Net income	$9,306	$10,519	$40,001	$45,370

Earnings per common share:
Basic	$0.33	$0.35	$1.37	$1.51
Diluted	$0.33	$0.35	$1.37	$1.51

Weighted average number of common shares outstanding:
Basic	28,380	29,946	29,233	30,013
Diluted	28,382	29,952	29,235	30,044

Dividends declared per common share	$0.07	$0.07	$0.28	$0.28

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2015	December 31, 2014
Assets
Cash and cash equivalents	$12,930	$8,001
Marketable securities	13,431	14,309
Accounts receivable - net	141,275	151,107
Other current assets	41,895	42,863
Total current assets	209,531	216,280
Property and equipment - net	177,189	178,069
Other long-term assets - net	124,278	134,665
Total assets	$510,998	$529,014

Liabilities and shareholders' equity
Current liabilities, excluding current maturities of capital lease obligations and debt	$91,700	$103,389
Capital lease obligations	1,981	3,031
Debt	234,913	235,298
Other long-term liabilities	51,323	50,135
Total liabilities	379,917	391,853
Total shareholders' equity	131,081	137,161
Total liabilities and shareholders' equity	$510,998	$529,014

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Transportation Services:
Average operating revenues per loaded mile (a)	$2.61	$3.03	$2.69	$2.99
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable (a)	$2.44	$2.68	$2.47	$2.61
Average operating revenues per load (a)	$1,023	$1,096	$1,028	$1,064
Average operating revenues per load, excluding fuel surcharges, where separately identifiable (a)	$956	$970	$945	$928
Average length of haul (a) (b)	392	362	382	356
Number of loads (a)	149,386	161,862	602,739	643,375

Value Added Services:
Number of facilities (c)
Customer provided	17	15	17	15
Company leased	32	30	32	30
Total	49	45	49	45

Intermodal Services:
Drayage (in thousands)	$34,000	$34,276	$135,062	$124,609
Domestic Intermodal (in thousands)	469	665	2,108	3,315
Depot (in thousands)	2,521	2,492	10,211	9,793
Total (in thousands)	$36,990	$37,433	$147,381	$137,717

Average operating revenues per loaded mile	$5.42	$5.60	$5.46	$5.39
Average operating revenues per loaded mile, excluding fuel surcharges, where separately identifiable	$4.69	$4.55	$4.62	$4.35
Average operating revenues per load	$399	$414	$410	$404
Average operating revenues per load, excluding fuel surcharges, where separately identifiable	$346	$336	$347	$326
Number of loads	85,140	82,830	329,426	308,509
Number of container yards	10	11	10	11

(a)

Excludes operating data from Universal Logistics Solutions International, Inc., in order to improve the relevance of the statistical data related to our brokerage services and improve the comparability to our peer companies. Also excludes final mile delivery and shuttle service loads.

(b)	Average length of haul is computed using loaded miles, excluding final mile delivery and shuttle service loads.
(c)	Excludes storage yards, terminals and office facilities.

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Summary of Operating Data - Continued

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Average Headcount:
Employees	4,396	4,173	4,397	4,219
Full time equivalents	1,844	1,446	1,606	1,528
Total	6,240	5,619	6,003	5,747

Average number of tractors:
Provided by owner-operators	3,293	3,239	3,298	3,305
Owned	766	839	811	808
Third party lease	41	74	33	67
Total	4,100	4,152	4,142	4,180

Operating Revenues by Segment:
Transportation	$178,554	$203,936	$721,437	$778,603
Logistics	107,230	98,458	406,822	412,507
Other	207	86	514	411
	$285,991	$302,480	$1,128,773	$1,191,521

Income from Operations by Segment:
Transportation	$5,080	$9,584	$28,683	$34,931
Logistics	12,222	11,138	43,848	50,892
Other	1,162	(1,929)	864	(4,988)
	$18,464	$18,793	$73,395	$80,835

Non-GAAP Financial Measures

In addition to providing consolidated financial statements based on generally accepted accounting principles in the United States of America (GAAP), we are providing additional financial measures that are not required by or prepared in accordance with GAAP (non-GAAP). We present EBITDA as supplemental measures of our performance. We define EBITDA as net income plus (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization, and less other non-operating income, or EBITDA. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis.

In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, we are presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial measure to the comparable GAAP measure. Set forth below is a reconciliation of net income, the most comparable GAAP measure, to EBITDA for each of the periods indicated:

	Thirteen Weeks Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	( in thousands)		( in thousands)
EBITDA
Net income	$9,306	$10,519	$40,001	$45,370
Provision for income taxes	5,782	6,310	25,004	27,729
Interest expense, net	3,359	2,096	9,180	8,183
Depreciation and amortization	8,424	8,921	34,873	33,053
Other non-operating (income) expense	17	(132)	(790)	(447)
EBITDA	$26,888	$27,714	$108,268	$113,888

EBITDA margin (a)	9.4%	9.2%	9.6%	9.6%

(a)	EBITDA margin is computed by dividing EBITDA by total operating revenues for each of the periods indicated.

We present EBITDA because we believe it assists investors and analysts in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance.

EBITDA has limitations as an analytical tool. Some of these limitations are:

•	EBITDA does not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;
•	EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on our debts;
•

Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in our industry may calculate EBITDA differently than we do, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and EBITDA only supplementally.